Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK	FOR IMMEDIATE RELEASE

CONTACT:	Berns Communications Group, LLC

Jessica Liddell / Melissa Jaffin

(212) 994-4660

HAMPSHIRE REPORTS THIRD QUARTER 2009 RESULTS

Company on Track to Complete Restructuring Plan in Q4

New York, NY, November 5, 2009... Hampshire Group, Limited (Pink Sheets: HAMP.PK, www.hamp.com) today announced its results for the three and nine months ended September 26, 2009 and the filing of its quarterly report on Form 10-Q. This press release should be read in conjunction with the filed quarterly report referred to in this release.

Third Quarter Accomplishments

•	Improvement in cash flow, primarily due to better terms with vendors;
•

SG&A expenses decreased 33% to $9.7 million from $14.4 million in the third quarter 2008, reflecting a portion of the estimated $13.1 million in annualized savings resulting from the Company’s restructuring and cost reduction plans;

•	Negotiated the renewal of the licensing agreement with Geoffrey Beene® for three years for the design, production and distribution of men’s sweaters under the Geoffrey Beene® brand;
•	Positive consumer response to initial launches of JOE Joseph Abboud® and Alexander Julian Colours®
•	Reorganized management of women’s businesses with appointment of Howard L. Zwilling as President of Women’s Apparel

Operating Results

Net sales decreased 37.2% to $50.9 million for the three months ended September 26, 2009 from $81.0 million for the same period last year. For the nine months ended September 26, 2009, net sales decreased by 34.3% to $100.9 million from $153.6 million for the same period last year. The decrease in net sales resulted from a decline in volume, principally in the Company’s women’s businesses and lower average selling prices due to larger customer allowances, both reflective of the weak retail market and the impact of customers that filed for bankruptcy during 2008.

In the third quarter, the Company had a loss from operations of $1.0 million compared to operating income of $2.1 million for the same period last year. For the nine month period ended September 26, 2009, the Company’s loss from operations was $17.0 million compared to $9.1 million for the same period last year. The increase in the loss from operations for both the three-month and nine-month periods was primarily the result of decreased net sales, increased customer allowances, restructuring and tender offer related costs and was somewhat offset by reduced selling, general and administrative expenses from the prior year.

Excluding restructuring, special and tender offer related costs, income from operations was $1.3 million and $3.6 million for three months ended September 26, 2009 and September 27, 2008, respectively. The loss from operations excluding non-operational restructuring, special and tender offer related costs, was $7.1 million and $6.2 million for the nine month periods ended September 26, 2009 and September 27, 2008, respectively.

Basic and diluted loss per share from continuing operations for the quarter ended September 26, 2009 was $0.10, compared to income of $0.44 for the same period last year. For the nine month period ended September 26, 2009, basic and diluted loss per share from continuing operations was $3.06, compared to $0.49 for the same period last year.

Commenting on the results, Heath L. Golden, President and CEO of Hampshire Group, remarked, “We have made significant progress in streamlining our cost structure and realigning our operations to better position the business for long-term success. In the third quarter, we remained focused on our restructuring efforts, decentralized our sourcing operations, and recruited Howard Zwilling, most recently the Group Chief Executive Officer of Jones Apparel Group’s Moderate Sportswear business, to revitalize our women’s businesses. While the full impact of our actions will not be felt for a few quarters, the third quarter, while difficult, was in-line with our expectations. We believe we now have the right structure and team in place to drive growth across the business and achieve our financial objectives.”

Update on Restructuring and Cost Reduction Plans

The Company is on track to complete the final phase of its 2009 restructuring plan by the end of 2009. Restructuring charges for the three months ended September 26, 2009 were $0.8 million compared with $0.1 million for the same period last year and consisted primarily of termination benefits. The increase in the current period was the result of a plan initiated in April 2009 that eliminated positions at all levels and consolidated certain locations as compared to the same period last year. Restructuring charges for the nine months ended September 26, 2009 were $4.2 million compared with $0.5 million for the same period last year and consists primarily of termination benefits and lease exit costs. The Company anticipates incurring additional restructuring costs of approximately $0.2 million during the remainder of 2009. The Company believes that the 2009 and 2008 restructuring activities will result in annualized savings from selling, general and administrative expenses of $10.0 million and $3.1 million, respectively.

Other Information

On September 26, 2009, cash and cash equivalents totaled $1.5 million compared with $0.4 million on September 27, 2008. The Company’s working capital related to continuing operations was $45.9 million at September 26, 2009 compared with $71.0 million at September 27, 2008. As of September 26, 2009, the Company had no outstanding borrowings from its credit facility with approximately $41.2 million of availability and was in compliance with all covenants of its amended credit facility.

On November 4, 2009, the Company announced that it renewed its licensing agreement for three years with Geoffrey Beene LLC for the design, production and distribution of men’s sweaters under the Geoffrey Beene® brand.

Mr. Golden concluded, “While our financial results for 2009 will no doubt reflect a challenging year, we are confident that we are taking the appropriate steps to re-position the business to maximize shareholder value. We are beginning to gain traction on some of the initiatives put in place earlier this year, as demonstrated by initial positive response to the launches of JOE Joseph Abboud® and Alexander Julian Colours®. Further, we see opportunities ahead as we look to build upon our solid foundation by exploring international markets and new distribution channels including shop-at-home as well as category extensions with existing brands.”

About Hampshire Group

Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, its “better” apparel line, Designers Originals®, Hampshire’s first brand and still a top-seller in department stores, as well as Mercer Street Studio®, Requirements®, and RQT®. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear and Alexander Julian Colours® for men’s tops.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; chargebacks and margin support payments; reliance on technology; failure to successfully compete; challenges integrating businesses we have or may acquire; unanticipated results from the resolution of tax matters; future defaults under our credit facility; loss of certain key personnel; investigations by the SEC and United States Attorney; material potential future restatements of our financial statements; the stockholders’ rights plan; and global, political and economic conditions; and ongoing and potential litigation.

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Hampshire Group, Limited and Subsidiaries

Selected Financial Data

STATEMENT OF OPERATIONS:
	Three Months Ended		Nine Months Ended

(In thousands, except per share data)	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Net sales	$ 50,869	$ 80,962	$ 100,914	$ 153,622
Cost of goods sold	39,815	63,003	78,649	117,343

Gross profit	11,054	17,959	22,265	36,279
Selling, general, and administrative expenses	9,725	14,393	29,408	42,465
Restructuring charges	768	96	4,184	537
Special costs	588	1,360	3,593	2,328
Tender offer related costs	944	56	2,053	56

Income (loss) from operations	(971)	2,054	(16,973)	(9,107)
Other income (expense):
Interest income	12	106	158	872
Interest expense	(114)	(24)	(197)	(100)
Other, net	(285)	1,666	(311)	1,659

Income (loss) from continuing operations before income taxes	(1,358)	3,802	(17,323)	(6,676)

Income tax provision (benefit)	(785)	957	(579)	(3,066)

Income (loss) from continuing operations	(573)	2,845	(16,744)	(3,610)
Income (loss) from discontinued operations, net of taxes	1	(133)	(46)	(2,474)

Net income (loss)	$ (572)	$ 2,712	$ (16,790)	$ (6,084)

Basic income (loss) per share:
Income (loss) from continuing operations	$ (0.10)	$ 0.44	$ (3.06)	$ (0.49)
Income (loss) from discontinued operations, net of taxes	—	(0.02)	(0.01)	(0.33)

Net income (loss)	$ (0.10)	$ 0.42	$ (3.07)	$ (0.82)

Diluted income (loss) per share:
Income (loss) from continuing operations	$ (0.10)	$ 0.44	$ (3.06)	$ (0.49)
Income (loss) from discontinued operations, net of taxes	—	(0.02)	(0.01)	(0.33)

Net income (loss)	$ (0.10)	$ 0.42	$ (3.07)	$ (0.82)

Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,469	6,441	5,469	7,383

Diluted weighted average number of common shares outstanding	5,469	6,441	5,469	7,383

SELECTED BALANCE SHEET DATA: (excluding discontinued operations)	September 26, 2009	September 27, 2008

Cash and cash equivalents	$ 1,551	$ 437
Accounts receivable, net	$ 40,757	$ 57,908
Borrowings under credit facility	$ —	$ 9,775
Working capital	$ 45,904	$ 71,036